UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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☐	Definitive Proxy Statement
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Service Corporation International
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Service Corporation International is distributing the following communications to certain of its shareholders:

SERVICE CORPORATION INTERNATIONAL 2026 ANNUAL MEETING – MAY 6, 2026 YOUR VOTE IS IMPORTANT – PLEASE VOTE YOUR SCI SHARES TODAY
Dear Fellow SCI Shareholder,

In advance of the 2026 Annual Meeting of Service Corporation International (SCI), I am reaching out to let you know that the SCI 2026 proxy materials and 2025 Sustainability Report are now available at https://www.sciannualmeeting.com.
We value your input as an SCI shareholder and thank you for your support of SCI, North America’s leading funeral and cemetery services company. We encourage you to review our proxy materials and cast your vote today. As further described in the 2026 proxy materials, the Board of Directors recommends that you vote “FOR” each of the following:

Election of 10 Directors
Our Director nominees reflect thoughtful, ongoing Board refreshment. After 22 years, Alan Buckwalter decided not to stand for reelection as a member of the Board. Carl Loredo, President, Pizza Hut, LLC (a Yum! Brands subsidiary) has been nominated for election at the 2026 Annual Meeting, and we are looking forward to adding his perspective, particularly in the area of marketing. With the nomination of a new Director in 2026, if elected, we will have added five new directors since 2018, and these changes reduce our Board's average age and tenure by four and eleven years, respectively, while preserving key industry knowledge.
Ratify the Selection of Pricewaterhouse Coopers LLP, Our Independent Registered Public Accounting Firm
PwC has extensive knowledge of the accounting issues posed by our unique industry and has demonstrated its capability and expertise as an Independent Registered Public Accounting Firm. PwC maintains independence and objectivity through 5-year audit partner rotations, strong internal control procedures, and regulatory oversight from PCAOB and SEC in addition to industry peer-reviewed audits. In line with this commitment, we transitioned to a new partner in 2025. Our Audit Committee and PwC regularly meet to discuss audit matters and provide updates outside the presence of management. Our Audit Committee reviews SCI's engagement letter and approves PwC's annual audit and non-audit fees. Approximately 95% of PwC fees incurred are audit-related.
"Say-on-Pay" Advisory Vote to Approve Named Executive Officer Compensation
Over the past several years, the Compensation Committee in conjunction with management has worked to improve the alignment of our compensation programs with the interests of our shareholders. In 2025, 81% of our CEO’s compensation and 70% of the compensation of our other Named Executive Officers' (NEOs) was performance-based or stock-based compensation.
Proposal to Amend the Articles of Incorporation and Bylaws to Reduce the Minimum Required Number of Directors
Proposal to Amend the Articles of Incorporation and Bylaws to Permit the Board to Increase the Number of Directors and Fill Newly Created Vacancies
These proposals would allow us more flexibility in determining board composition and to add a seat and appoint a new director if a valuable candidate becomes available between annual shareholder meetings. We believe that a nine-person minimum when the company has historically maintained a ten-person board does not provide enough flexibility for unforeseen contingencies such as vacancies or recusals. NYSE-listed companies are required maintain independent audit, compensation, and nominating/governance committees, each composed entirely of independent directors.
Proposal to Amend the Articles of Incorporation to Limit the Liability of Officers as Permitted by Law
This proposal is the result of recent Texas legislative changes and would extend to our officers similar personal liability limitations already applicable to our directors. Any limitation of personal liability for officers would apply only to the extent permitted by Texas law. The Board believes that approval of Proposal 6 can decrease the Company’s potential future litigation and insurance costs as well enhance the Company’s ability to attract and retain highly qualified officers.
Proposal to Approve the 2026 Equity Incentive Plan
Our 2016 equity incentive plan has a 10-year term and is reaching the end of its life. We need to adopt a new plan to continue making equity grants, and additional shares are necessary to help attract, retain, and incentivize key employees and management in a competitive market. The proposed Plan, subject to shareholder approval, is designed to promote responsible equity granting practices while aligning employee and shareholder interests and supporting long-term value creation.
As we continue to execute on SCI’s long-term strategy, we appreciate your continued engagement. Please vote FOR each of the proposals. Your vote is important; no matter how many shares you own.
Thank you for your continued support.
Service Corporation International

If you have any questions or need assistance in voting your shares, please contact Service Corporation International’s proxy solicitor, Saratoga Proxy Consulting LLC, toll-free at (888) 368-0379 or via email at info@saratogaproxy.com

SERVICE CORPORATION INTERNATIONAL 2026 ANNUAL MEETING – MAY 6, 2026 YOUR VOTE IS IMPORTANT – PLEASE VOTE YOUR SCI SHARES TODAY
Dear SCI Shareholder,
I am reaching out to let you know that the SCI 2026 Proxy and 2025 Sustainability Reports are now available and can be accessed at https://www.sciannualmeeting.com. In addition to routine matters up for vote this year including the election of directors, ratification of auditors and say on pay, we would like to highlight the following:
Board Refreshment: Alan Buckwalter has decided not to stand for reelection after 22 years of service. Carl Loredo, President of Pizza Hut, LLC (Yum! Brands), has been nominated and will bring valuable marketing expertise. These changes, which will result in the addition of five new directors since 2018, will reduce the average age to 66 and average tenure to 13 years, while preserving key industry knowledge.
Special Proposals:
• 2026 Equity Incentive Plan: Our 2016 plan is expiring after its 10-year term. The proposed replacement plan, subject to shareholder approval, supports responsible equity granting, aligns employee and shareholder interests, and helps attract and retain key talent.
• Officer Liability Limitation: Stemming from a Texas legislative change, this amendment aligns officer protections with those already extended to directors, may reduce D&O premiums, and helps deter costly, frivolous litigation — an issue we have faced in the past.
• Board Composition Flexibility: Two related amendments would reduce the minimum required number of directors and allow the Board to fill newly created vacancies between annual meetings, giving us greater flexibility to add strong candidates when they become available.
Other Governance Updates: In response to Texas Senate Bill 29 (passed 2025), SCI amended its bylaws last August to incorporate enhanced governance protections for Texas corporations, reducing the risk of frivolous litigation.
• Forum Selection & Jury Trial Waiver: Designates federal courts in Texas (then the Texas Business Court) as preferred venues for commercial disputes, with a jury trial waiver for more efficient resolution.
• Minimum Ownership Threshold for Derivative Actions: Requires any shareholder or group initiating a derivative proceeding against SCI directors or officers to hold at least 3% of outstanding shares.
As a large holder of SCI, we would appreciate the opportunity to set up a brief meeting to discuss any concerns you may have regarding our governance or compensations programs in the next several weeks in advance of our Annual Meeting on May 6th.